UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

WORLDWIDE STRATEGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-129398 (Commission File Number)	41-0946897 (IRS Employer Identification No.)

3801 East Florida Avenue, Suite 400, Denver, Colorado 80210
(Address of principal executive offices) (Zip Code)

(303) 991-5887
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2011, W. Earl Somerville resigned as the Chief Financial Officer and Treasurer of the registrant.  He will continue to serve as the corporate Secretary and a director.

Also effective November 1, 2011, Thomas E. McCabe was elected to serve as the registrant’s Chief Financial Officer.  Mr. McCabe, 53, has provided CFO services as a consultant through TEM Associates of Tulsa, Oklahoma since June 2009.  From April 1998 through May 2009, he was the Vice President of Flint Services Company of Tulsa, Oklahoma, the parent/holding company for Flintco Construction, Flint Engineering, Flint South America, Kelley Ranch and Kelley Risk Services, which conducted operations in the commercial construction, oil/gas serve and construction, ranching and insurance/risk management industries.  He was the Vice President, Finance & Administration for Flint Engineering & Construction from March 1996 to April 1998.  Prior to his years with Flint, he worked for Purolator Products from 1983 to 1996 and with Bendix Automotive Group from 1981 to 1983.  Mr. McCabe received a Bachelor’s degree from Wake Forest University in business administration and math and an MBA degree from University of Florida.

The registrant has agreed to issue Mr. McCabe 150,000 shares of its common stock and grant a five-year option to purchase 150,000 shares exercisable at $0.15 per share as compensation for the six-month period beginning November 2011.  Should the registrant enter into a merger transaction with Euzkadi Corporation of America, S.A., Mr. McCabe would be offered a base salary of $150,000 per year with a bonus of up to 20% on agreed objective completion and a stock option equal to 50% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDWIDE STRATEGIES INCORPORATED
November 10, 2011	By: /s/ James P.R. Samuels James P.R. Samuels Chief Executive Officer